EXHIBIT 4

                             MATERIAL CHANGE REPORT

              s. 85(1)(b) OF THE SECURITIES ACT (BRITISH COLUMBIA)
                  s. 118(1)(b) OF THE SECURITIES ACT (ALBERTA)
                s. 84(1)(b) OF THE SECURITIES ACT (SASKATCHEWAN)
                    s. 75(2) OF THE SECURITIES ACT (ONTARIO)
                      s. 73 OF THE SECURITIES ACT (QUEBEC)
                  s. 81(2) OF THE SECURITIES ACT (NOVA SCOTIA)
                  s. 76(2) OF THE SECURITIES ACT (NEWFOUNDLAND)


ITEM 1.   REPORTING ISSUER:

          Breakwater Resources Ltd.
          Suite 2000
          95 Wellington Street West
          Toronto, Ontario
          M5J 2N7

ITEM 2.   DATE OF MATERIAL CHANGE:

          October 7, 2002.

ITEM 3.   PRESS RELEASE:

          A press release regarding the material change was issued in Toronto, Ontario on October 8, 2003 through Canada NewsWire.

ITEM 4.   SUMMARY OF MATERIAL CHANGE:

          Effective October 7, 2003 Breakwater Resources Ltd. issued 85.8 million subscription receipts, at a price of Cdn.$0.35 per subscription receipt, for total gross proceeds of approximately Cdn.$30 million (the "Offering"). Each subscription receipt is exercisable for one common share of Breakwater upon the Escrow Conditions (as defined below) being satisfied.

          Upon release from escrow approximately Cdn.$16.7 million of the proceeds of the Offering will be used to pay down the non-revolving facility and the supplemental term facility and the remaining proceeds of the Offering will be used for general corporate and working capital purposes.

                                       2.

ITEM 5.   FULL DESCRIPTION OF MATERIAL CHANGE:

          Breakwater Resources Ltd. has issued, through a syndicate of investment dealers led by Griffiths McBurney & Partners and including Dundee Securities Corporation, McFarlane Gordon Inc., National Bank Financial Inc. and Paradigm Capital Inc. (the "Underwriters"), 85.8 million subscription receipts, at a price of Cdn.$0.35 per subscription receipt, for total gross proceeds of approximately Cdn.$30 million (the "Offering"). Each subscription receipt is exercisable for one common share of Breakwater upon the Escrow Conditions (as defined below) being satisfied. The Offering was made by way of private placement and closed effective October 7, 2003 (the "Closing Date").

          The proceeds from the Offering are being held in escrow pending the satisfaction of certain conditions (the "Escrow Conditions") which include Breakwater reaching agreement with its lenders to:

          1) pay down approximately 50% of the non-revolving facility of US$17.6 million and supplemental term facility of US$6.5 million on a pari passu basis;

          2) extend the non-revolving facility and the supplemental term facility, both due January 2, 2004, for a period of five years; and

          3) maintain the existing revolving facility.

          The proceeds will be released to Breakwater upon satisfaction of the Escrow Conditions. If the Escrow Conditions are not satisfied within 60 days of the Closing Date the proceeds will be used to repurchase the subscription receipts.

          Approximately Cdn.$16.7 million of the proceeds of the Offering will be used to pay down the non-revolving facility and the supplemental term facility and the remaining proceeds of the Offering will be used for general corporate and working capital purposes.

ITEM 6. RELIANCE ON SECTION 75(3) OF THE SECURITIES ACT (ONTARIO) AND ANALOGOUS PROVISIONS:

          Not applicable.

ITEM 7.   OMITTED INFORMATION:

          Not  applicable.

ITEM 8.   SENIOR OFFICERS:

          E. Ann Wilkinson
          Corporate Secretary
          Breakwater Resources Ltd.

          Telephone: (416) 363-4798 Ext. 277

                                       3.

ITEM 9. - STATEMENT OF SENIOR OFFICER:

          The foregoing accurately discloses the material change referred to herein.

          Dated at Toronto, Ontario as of the 16th day of October, 2003.

                                         "E. Ann Wilkinson" (signed)

                                         ---------------------------------------
                                         E. Ann Wilkinson Corporate Secretary
                                         Breakwater Resources Ltd.